SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: December 31, 2006
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.

(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

New Brunswick Technology Center
100 Jersey Avenue, Building B, Suite 310
New Brunswick, New Jersey 08901-3279
(Address of Principal Executive Offices)

(732) 247-3300
Registrant’s telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 5, 2006, Xechem International, Inc. (the “Xechem”) and its subsidiary, Xechem Pharmaceuticals Nigeria Ltd. (“Xechem Nigeria”) received executed copies of a series of agreements with Alembic Limited (“Alembic”), dated as of December 22, 2005, including:

(A) Agreement between Xechem and Alembic Regarding Termination of Agreements and Repayment of Loan (“Termination of Agreements”);

(B) Promissory Note, in the amount of $3,000,000 (the “New Note”); and

(C) Security Agreement, (together the “Agreements”).

The Agreements supersede all previous agreements between Xechem and Xechem Nigeria, on the one hand, and Alembic, on the other, including: (a) Memorandum of Understanding, dated December 3, 2003, as amended by that certain Rider to the MOU, dated February 13, 2004 (together the “MOU”), (b) Royalty, Distribution Rights and Joint Cooperation Agreement, dated April 7, 2004 (the “Cooperation Agreement”); and (c) Alembic Promissory Note in the amount of $3,000,000, dated April 7, 2004 (the “Old Note”). Alembic approached Xechem and Xechem Nigeria regarding a restructuring of the agreements, and Xechem and Xechem Nigeria agreed on terms described more fully herein.

Pursuant to the Agreements, the parties agreed to the following:

(1) Xechem and Alembic agreed to terminate the Old Note and enter into the New Note. Pursuant to the terms of the New Note, Xechem agreed to repay Alembic in full the outstanding principal and interest remaining from the New Note as follows: $1,000,000 to be paid on or before January 31, 2006 (the “Initial Payment”), with the balance (the “Remaining Balance”) due on or before December 31, 2006. Furthermore, for every month beginning July 2006, in which any portion of the New Note remains unpaid, Xechem agreed to pay Alembic as additional consideration the sum of $16,600, for a total of up to $99,600. The New Note bears interest at the rate of 8%. Unlike the Old Note, the New Note is not convertible into Xechem’s common stock.

(2)  The parties agreed to terminate the MOU and the Cooperation Agreement. Under the MOU and the Cooperation Agreement, Alembic had previously agreed to loan Xechem $3,000,000 (the “Old Note”). As additional consideration for the Old Note, Xechem agreed to pay Alembic a fee (the “Investment Fee”) during the License Term (15 years) equal to the product of the Alembic Applicable Percentage multiplied by the Gross Product Sales Amount, as those terms are defined herein. The Gross Product Sales Amount means the amount of gross sales revenue generated by the company from sales of NICOSAN/HEMOXIN™ in Nigeria and other African countries, calculated on a cash received basis. For the period from the commencement date through the fifth anniversary, the Alembic Applicable percentage was 15%, for the period from the fifth to the tenth anniversary, the Alembic Applicable percentage was 10%, and for the period from the tenth anniversary to the end of the term, the Alembic Applicable percentage was 5%. During the License Term, the company also agreed to pay Alembic a U.S. Export Fee in an amount equal to 1% of the amount of purchase price paid by the company for any NICOSAN/HEMOXIN™ sold by the company in the United States and internationally, except Nigeria (the “Export Fee”). Xechem also issued Alembic a warrant to purchase 10,000,000 shares of Xechem’s common stock at an exercise price of $0.20 per share (the “Warrant”). Alembic also agreed to provide certain production and regulatory compliance personnel to assist Xechem Nigeria, which services would be compensated upon terms agreeable to the parties (the “Services”). The company also gave Alembic the right of first offer regarding the licensing of any distribution rights with respect to NICOSAN/HEMOXIN™ in the territory of Africa and India (the “Distribution Rights”).

All existing agreements and understandings between Xechem and Xechem Nigeria, on the one hand and Alembic on the other regarding the Cooperation Agreement, the MOU and the Old Note were terminated, including the Investment Fee, the Export Fee, the Warrant, the Services and the Distribution Rights. Notwithstanding the foregoing, the parties agreed that the provisions addressing the disclosure of confidential information, non-circumvention, confidentiality and nonsolicitation shall not be terminated and shall remain in full force and effect.

(3) Xechem and Alembic entered into a Security Agreement, as security for the payment of the Initial Payment and the Remaining Balance of the New Note. Xechem granted Alembic a security interest in: (a) 500,000 shares of restricted stock in CepTor Corporation owned by Xechem (the “CepTor Shares”), (b) 15% of the issued and outstanding shares of common stock of Xechem Nigeria; and (c) 5,000,000 shares of common stock of Xechem. The parties also signed mutual releases.

As of December 31, 2006, Xechem has paid Alembic $1,000,000 of the principal amount due plus interest in the amount of $190,000 on the New Note. The Remaining Balance of the New Note ($2,000,000) plus interest and penalty of approximately $250,00 is due on or before December 31, 2006. According to the Termination of Agreements, if the Remaining Balance and interest is not paid on or before December 31, 2006, subject to written notice from Alembic and a right to cure within 10 days as set forth in the New Note, Xechem will be in breach of the Termination of Agreements and the New Note.

Xechem did not pay the amounts due Alembic on December 31, 2006. Xechem and Alembic have been in negotiations regarding an extension of the Maturity Date. Pursuant to a Letter Agreement, dated January 4, 2007, the parties agreed to extend the Maturity Date to January 31, 2007. The parties may extend the Maturity Date further, pending additional negotiations of an extension agreement and the successful completion of due diligence.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2007

XECHEM INTERNATIONAL, INC.

By:	/s/ Ramesh C. Pandey
Ramesh C. Pandey, Ph.D., Chief Executive Officer